UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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YELP INC.
(Name of Registrant as Specified in Its Charter)

SQN INVESTORS LP
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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SQN Investors LP, together with the other participants named herein (“SQN”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Yelp Inc., a Delaware corporation.

Item 1: On January 16, 2019, SQN issued an Investor Presentation, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 2: On January 16, 2019, SQN issued the following press release:

SQN Issues Detailed Presentation on Yelp

Highlights Yelp’s dramatic underperformance after years of shifting strategy, missed opportunities, dismal execution, decreasing alignment with stockholders and poor corporate governance

Details the significant potential of Yelp including how the Company could achieve $55 to $65 per share by implementing SQN’s recommendations, or $47 to $50 in an immediate private-equity led buyout; Believes strategic acquirers could pay more

In SQN’s view, investors must seize the opportunity to refresh the Board with three new directors, including stockholder representation

Calls for formation of special Board committee to evaluate strategic alternatives – including a review process to determine whether the Company should remain public or consider a sale

Redwood City, CA – (January 16, 2019) – SQN Investors LP (“SQN”, or “we”), a technology-focused investment firm with over $1.1 billion under management and the beneficial owner of more than 4% of the outstanding common stock of Yelp, Inc. (“Yelp” or the “Company”) (NYSE: YELP), today released a comprehensive presentation outlining Yelp’s significant underperformance and detailing why stockholders must seize the opportunity to refresh the Board with three new directors at the 2019 Annual Meeting in order to help Yelp realize its full potential.

The complete presentation can be found at www.SQNLetters.com.

Key highlights of the presentation include:

Yelp has Dramatically Underperformed with no Meaningful Accountability to Stockholders

•	Yelp has underperformed the Russell 2000 Technology Index by -117% and its own proxy peer group by -74% over the last five years. It has missed investor expectations in 12 out of the last 19 quarters.
•	Yelp’s Board is stale, with no new members added since May 2012. It has failed to meaningfully hold the CEO accountable for a shifting strategy, missed opportunities and dismal execution.
•	Yelp’s unfriendly governance structure has given stockholders few avenues to seek recourse.

Stockholders Must Seize the Opportunity to Refresh the Board

•	Yelp’s dual-class share structure collapsed in September 2016, creating the possibility for change.
•	Stockholders must capitalize on the opportunity to replace three out of eight Directors on Yelp’s staggered board in 2019.
•	Ahead of the estimated March 8, 2019 nomination deadline for Board candidates, SQN would prefer to work constructively with Yelp on the reconstitution of its Board. Alternatively, SQN will seek support directly from stockholders for its slate of Board candidates.

A Refreshed Board Must Evaluate Strategic Alternatives

•	A refreshed board should immediately evaluate strategic alternatives including a possible sale of Yelp.
•	SQN believes that the successful implementation of its recommendations could result in a $55 to $65 stock price, or an appreciation of 59% to 89% from Yelp’s December 7, 2018 unaffected closing price.
o	Under this “Remain Public” scenario, there is an opportunity to accelerate growth to 20%, expand EBITDA margins to 30%, and return $500 million in cash to stockholders.
•	Based on SQN’s diligence, an immediate sale to a private equity firm could yield a $47 to $50 stock price, or a 36% to 45% premium. Strategic acquirers could pay an even higher premium.
•	SQN believes there is a large universe of potential buyers for Yelp, including strategic acquirers, interested in the Company’s high user traffic and large database of consumer reviews.

Amish Mehta, Founder of SQN Investors LP, stated, “We are long-term investors and are now in our fourth year of investment in Yelp. We continue to believe Yelp has great potential to deliver significant value for its investors. However, after years of Yelp underperformance, we have lost patience and believe the Board needs fresh perspectives and stockholder representation. While we are not activists, and prefer to work constructively with Yelp on the reconstitution of its Board, we are prepared to take our recommendations directly to stockholders to seek their support.”

Investor Contact:

John Ferguson

Saratoga Proxy Consulting LLC

212-257-1311

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About SQN Investors LP

SQN Investors is a value-oriented investment adviser focused on the technology sector. SQN employs a long-term, concentrated, private equity-like approach to investing in the public equity markets. SQN was launched in 2014 and currently manages over $1.1 billion of capital on behalf of institutions and individual investors.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

SQN Investors LP, together with the other participants named herein (collectively, “SQN”) intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of Yelp Inc., a Delaware corporation (the “Company”).

SQN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, Saratoga Proxy Consulting LLC, AT (212) 257-1311.

The “Participants” in the proxy solicitation are SQN Investors Master Fund LP, a Cayman Islands limited partnership (“Master Fund”), SQN Investors LP, a Delaware limited partnership (“SQN Investors”), SQN Investors (GP) LLC, a Delaware limited liability company (“SQN GP”), SQN Partners (GP) LLC, a Delaware limited liability company (“Fund GP”), and Amish Mehta.

As of the close of business on January 15, 2018, Master Fund beneficially owned directly 3,337,931 shares of common stock, par value $0.000001 per share, of the Company (the “Common Stock”), representing approximately 4.0% of the outstanding shares of Common Stock. Each of SQN Investors, as the investment adviser of Master Fund, SQN GP, as the general partner of SQN Investors, Fund GP, as the general partner of Master Fund, and Mr. Mehta, as manager of each of SQN GP and Fund GP, may be deemed to beneficially own the 3,337,931 shares of Common Stock beneficially owned directly by Master Fund.